Exhibit No. 10.7(g)

Millennium/Aventis

Third Amendment to Collaboration and License Agreement

Execution Version

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

THIRD AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This Third Amendment to Collaboration and License Agreement (this “Third Amendment”) effective as of October 31, 2005 (the “Third Amendment Date”) is by and between Millennium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 75 Sidney Street, Cambridge, Massachusetts 02139 (“Millennium”) and Aventis Pharmaceuticals Inc., a member of the sanofi-aventis Group and a corporation organized and existing under the laws of the State of Delaware and having its principal office at Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08807 (“Aventis”). All capitalized terms used in this Third Amendment and not otherwise defined in this Third Amendment have the meanings assigned them in the Collaboration Agreement (as that term is defined in the first recital paragraph, below).

RECITALS

WHEREAS, Millennium and Aventis entered into a Collaboration and License Agreement dated as of June 22, 2000 (as previously amended, the “Collaboration Agreement”);

WHEREAS, in general, the Research Program Term under the Collaboration Agreement expired on July 21, 2005, but the Parties entered into a letter agreement dated July 20, 2005  extending certain aspects of the Research Program for a limited time to permit the Parties to discuss further collaborative activities (the “Extension Letter”); and

WHEREAS, Millennium and Aventis have agreed to the following changes to the Collaboration Agreement to facilitate the Parties’ continued work together.

AGREEMENT

NOW, THEREFORE, Millennium and Aventis hereby agree as follows:

1.                                       End of Research Program Term. Effective as of the Third Amendment Date, the Research Program and the Research Program Term have expired for all matters for which the Research Program Term was extended under the Extension Letter. The Parties acknowledge the Research Program Term expired on July 21, 2005 for all other matters.

2.                                       Interim Research Period. After the expiration of the Research Program Term, the Parties will continue to conduct Pre-EDC Research Evaluation solely on the Program Compounds identified in this Section 2 and for the specific period (the “Interim Research Period”) applicable to that Program Compound. The sole purpose of this continued Pre-EDC Research Evaluation will be to determine whether one or more of the listed compounds qualifies as an EDC pursuant to the terms of the Collaboration Agreement as amended by this Third Amendment. For this purpose, the Parties will apply the same EDC qualification criteria, governing structures and decision-making processes as if the Research Program Term had not expired and the Parties will have the same “opt-in” and “opt-out” rights for any resulting EDCs as for EDCs identified prior to the expiration of the Research Program Term. The research licenses granted by each Party to the other Party pursuant to Sections 7.1.1(a) and 7.2.1(a) of the Collaboration Agreement will be extended during the applicable Interim Research Period solely to permit the work contemplated under this Section 2.

a.                                       [**] and [**]. The Parties acknowledge that the only data remaining to determine whether the Program Compounds known as [**] and/or [**], both of which are aimed at the Program Target known as [**], meet the requirements to be classified as an EDC is data for each compound [**] at Aventis as of the date of signature of this Third Amendment. The Interim Research Period will end as to each of [**] and [**] upon the earliest to occur of (a) a determination that such Program Compound meets the requirements for EDC, (b) a determination that such Program Compound does not meet the requirements for EDC, or (c) 30 days or the next meeting of the Joint Development Committee, whichever is later, after receipt of the [**] Program Compound.

b.                                      [**]. Millennium will conduct additional Pre-EDC Research Evaluation of the Program Compound known as [**], which is aimed at the Program Target known as [**], to determine whether [**] meets the requirements to be classified as an EDC. Aventis will reimburse Millennium [**]percent ([**]%) of the FTE Costs and other costs incurred by Millennium in the course of conducting this Pre-EDC Research Evaluation during the extended Research Program Term and the Interim Research Period for [**] up to a maximum of $[**] U.S. The Interim Research Period will end as to [**] upon the earliest to occur of (a) a determination that [**] meets the requirements for EDC, or (b) a determination that [**] does not meet the requirements for EDC. If [**] does not meet the requirements to become an EDC, [**] will be distributed to Millennium as a Millennium Single-Party Research Target, effective as of the end of the Interim Research Period for [**]. If [**] is so distributed, then Millennium will have the same rights and obligations with regard to [**] and the Small Molecules related to [**] as if [**] was a Pre-EDC Exempt Target distributed to Millennium upon expiration of the Research Program through the selection process described in Section 2.7.5(c)(ii) of the Collaboration Agreement. For clarity, and subject to the exclusivity period regarding SPRT Compounds specified in Section 2.7.3(b) of the Collaboration Agreement, Aventis retains the right at any time to use [**] for further validation and drug discovery activities, [**]. For further clarity, this Section 2(b) provides the final disposition of [**] made during the Research Program Term and such research assets shall not be further subject to Section 2.7.5 of the Collaboration Agreement.

c.                                       [**]. Aventis will, at its sole cost, conduct additional Pre-EDC Research Evaluation of the Program Compound known as [**], which is aimed at the Program Target known as [**], to determine whether [**] meets the requirements to be classified as an EDC. The Interim Research Period will end as to [**] upon the earliest to occur of (a) a determination that [**] meets the requirements for EDC, or (b) a determination that

[**] does not meet the requirements for EDC. If [**] does not meet the requirements to become an EDC, [**] will be distributed to Aventis as an Aventis Single-Party Research Target, effective as of the end of the Interim Research Period for [**]. If [**] is so distributed, then Aventis will have the same rights and obligations with regard to [**] related to [**] as if [**] was a Pre-EDC Exempt Target distributed to Aventis upon expiration of the Research Program through the selection process described in Section 2.7.5(c)(ii) of the Collaboration Agreement. For clarity, and subject to the exclusivity period regarding SPRT Compounds specified in Section 2.7.3(b) of the Collaboration Agreement, Millennium retains the right at any time to use [**] for further validation and drug discovery activities, [**]. For further clarity, this Section 2(c) provides the final disposition of [**] made during the Research Program Term and such research assets shall not be further subject to Section 2.7.5 of the Collaboration Agreement.

3.                                       [**]. Effective as of the Third Amendment Date, the Program Target known as [**] will become an Aventis Single-Party Research Target. Aventis will have the same rights and obligations with regard to [**] related to [**] as if [**] was a Pre-EDC Exempt Target distributed to Aventis upon expiration of the Research Program through the selection process described in Section 2.7.5(c)(ii) of the Collaboration Agreement. For clarity, and subject to the exclusivity period regarding SPRT Compounds specified in Section 2.7.3(b) of the Collaboration Agreement, Millennium retains the right at any time to use [**] for further validation and drug discovery activities, [**]. For further clarity, this Section 3 provides the final disposition of [**] made during the Research Program Term and such research assets shall not be further subject to Section 2.7.5 of the Collaboration Agreement.

4.                                       Additional Indications for Current JDCs. The Parties agree to cooperate in investigating additional indications, [**], for all JDCs in the interest of maximizing the value of those assets. Decisions regarding new indications will be made jointly by the Parties in accordance with the procedures in the Collaboration Agreement as amended by this Third Amendment, including, but not limited to, the governing structures, decision-making processes, cost sharing and profit sharing provisions.

5.                                       “Second Generation” Programs for [**]. A new Section 3.13 is added to the Collaboration Agreement to read as follows:

3.13                           “Second Generation” Programs

3.13.1                  Programs. Aventis may , at its sole cost but in its discretion, make efforts to identify, test and qualify Small Molecules to serve as back-up or follow-on compounds for any EDCs approved by the Parties aimed at [**].

(a)                                  The Joint Research Committee will meet no less frequently than [**] to discuss Aventis’s activities and progress in identifying, testing and qualifying such Small Molecules or, if the Parties agree in a particular instance, Aventis may provide to

Millennium a written report of its activities and progress in lieu of a meeting.

(b)                                 Millennium will cooperate reasonably with Aventis in transferring any Program Technology or Program Materials necessary for Aventis to fulfill its obligations under this Section 3.13.1.

(c)                                  Any decision whether any Small Molecule identified by Aventis in accordance with this Section 3.13.1 qualifies as an EDC will be made jointly by the Parties using the same EDC qualification criteria, governing structures and decision-making processes as if the Research Program Term had not expired and the Parties will have the same “opt-in” and “opt-out” rights for any resulting EDCs as for EDCs identified prior to the expiration of the Research Program Term.

(d)                                 In addition to the above, Aventis will provide to Millennium a research plan describing the activities that Aventis intends to undertake to identify, test and qualify such Small Molecules aimed at [**] within [**] days after signature of the Third Amendment to this Agreement. If at any time Aventis fails to pursue the activities described in the research plan for a consecutive [**] period, Aventis will, at Millennium’s request, transfer the program back to Millennium at no cost to Millennium, and Millennium will have the right, in its discretion, to continue to identify, test and qualify such Small Molecules. If Millennium decides to continue to identify, test and qualify such Small Molecules, then the provisions of Section 3.13.1(c) shall apply to any Small Molecules identified by Millennium.

3.13.2                  Royalty and Profit-Sharing Adjustments.

(a)                                  If any Small Molecule directed to [**] identified by Aventis under Section 3.13.1 becomes a Joint Development Product or a Unilateral Development Product, all applicable royalties due Millennium will be [**] percent ([**]%) from what is provided in Section 8 of this Agreement.

(b)                                 If (i) a Small Molecule directed to [**]identified by Aventis under Section 3.13.1 becomes a Joint Development Product or a Unilateral Development Product and (ii) such Joint Development Product or Unilateral Development Product is not based on or derived from [**], then:

1.                                       In the case of a Joint Development Product, Aventis will receive [**] percent ([**]%) and Millennium will receive [**] percent ([**]%) of the resulting Pre-tax Profit or Loss; and

2.                                       In the case of a Joint Development Product or a Unilateral Development Product, all applicable royalties due Millennium will be [**] percent ([**]%) from what is provided in Section 8 of this Agreement.

(c)                                  If (i) a Small Molecule directed to [**] identified by Aventis under Section 3.13.1 becomes a Joint Development Product or a Unilateral Development Product and (ii) such Joint Development Product or Unilateral Development Product is not based on or derived from [**], then:

1.                                       In the case of a Joint Development Product, Aventis will receive [**] percent ([**]%) and Millennium will receive [**]e percent ([**]%) of the resulting Pre-tax Profit or Loss; and

2.                                       In the case of a Joint Development Product or a Unilateral Development Product, all applicable royalties due Millennium will be [**] percent ([**]%) from what is provided in Section 8 of this Agreement.

(d)                                 Except as expressly set forth in this Section 3.13.2, all other sharing of Pre-tax Profit or Loss or payment of royalties will be in accordance with Section 8 of this Agreement.

3.13.3                  Designation of EDC Family Compounds.

(a)                                  All compounds first synthesized by either Party after [**] pursuant to Section 3.13.1 directed to [**]

that are based on or are made through the use of Program Technology or Program Materials shall be deemed members of the EDC Family for [**] and [**] (even if such compounds number more than [**]).

(b)                                 All compounds directed to [**] first synthesized by Aventis pursuant to Section 3.13.1 or by Millennium that are (i) based on or made through the use of Program Technology or Program Materials; and either (ii) based on or derived from [**]; or (iii) not based on or derived from [**] but first synthesized prior to [**],  shall be deemed members of the EDC Family for [**] (even if such compounds number more than [**]) if [**] is declared an EDC. If [**] is not declared an EDC, then the last 4 sentences of Section 2.b of this Third Amendment shall apply.

(c)                                  All compounds directed to [**] first synthesized by Aventis pursuant to Section 3.13.1 or by Millennium that are (i) based on or made through the use of Program Technology or Program Materials; and either (ii) based on or derived from [**]; or (iii) not based on or derived from [**] but first synthesized prior to [**],  shall be deemed members of the EDC Family for [**] (even if such compounds number more than [**]) if [**] is declared an EDC. If [**] is not declared an EDC then the last 4 sentences of Section 2.c of this Third Amendment shall apply.

(d)                                 The provisions of this Section 3.13.3 will only apply as long as the Parties wish to continue working together on Small Molecules aimed at the relevant Program Target, either because the Parties are working together on a JDC or JDP directed at the relevant Program Target or, in the absence of a JDC or JDP, the Parties are continuing to work together to qualify EDCs aimed at the relevant Program Target.

6.                                       Development Program Governance. The following new Section 3.3.3 is added to the Collaboration Agreement:

3.3.3                        Identification of Development Lead Party.

(a)                                  In addition to the allocation of Development activities provided under Section 3.3.2, the Global Development Plan for each JDC will designate one Party or the other as the lead Party for the implementation of the Development Plan of the applicable JDC through the Proof of Concept Study (the “Pre-POC Development Lead”). For the purposes of this Section 3.3.3, “Proof of Concept Study” means the first clinical study in the target patient population for the applicable indication where the JDC is shown to be active as defined by the agreed-upon clinical endpoints or validated surrogate endpoints or such other endpoints as the Joint Development Committee agrees demonstrate proof of concept, thereby validating the mechanism of action of the JDC.

(i)                                     The Pre-POC Development Lead will be permitted to execute against the approved plan and within the budget approved by the Joint Steering Committee, plus the allowable variance from that budget approved by the Joint  Steering Committee at the time of budget approval, for the activities for which the Party has been designated as Pre-POC Development Lead. As long as activities are within that range, the “non-lead” Party would have input, but the Pre-POC Development Lead would have final decision authority. This right would include, but not be limited to, the right to subcontract activities without the consent of the “non-lead” Party as long as the activities were within the range of expenditures permitted under the approved budget and the arrangements otherwise met the requirements of Section 3.11. Any activities that would result in expenditures outside of the permitted range would have to be approved by the Joint Development Committee and the Joint Steering Committee. For avoidance of doubt, as part of the approval of the plan,  “non-lead” Party will have the right to approve the key elements of the design of all clinical trials contemplated in the plan and the right to approve any material alterations to those elements.

(ii)                                  Without limiting the generality of the foregoing, the Parties agree that (a) Millennium will be the Pre-POC Development Lead for the JDCs known as [**]; and (b) Aventis will be the Pre-POC Development Lead should any of those Program Compounds become EDCs for [**] and any Program Compounds aimed at [**] developed under Section 3.13.1.

(iii)                               Notwithstanding anything to the contrary in Section 5.2.1, except in extraordinary circumstances as determined by the Joint Development Committee, the Pre-POC Development Lead for a particular JDC in a particular indication will also be the global Regulatory Lead for all activities relating to that JDC in that indication.

(b)                                 If a JDC progresses beyond Proof of Concept, the Global Development Plan for such JDC will designate one Party or the other as the lead Party for the Development of the applicable JDC for each post-Proof of Concept clinical study (the “Post-POC Development Lead”).

(i)                                     Responsibilities for Post-POC Development Lead will be assigned according to the following principles:

(1)                                  Aventis will be the Post-POC Development Lead for all trials in [**].

(2)                                  The Post-POC Development Lead for all other trials will be determined by the Joint Development Committee such that the Parties have substantially equal opportunities, subject to the factors set forth below, to act as the Post-POC Development Lead within the collaboration. Assignment of such responsibilities shall, where possible, be on an indication-by-indication basis for each JDC. In making this determination, the Joint Development Committee may take into account the capacity and capabilities of the Parties given such factors as the cost of the trial, the number of patients in the trial, the number of sites in the trial, the Parties’ relative experience and expertise, the Parties’ relative resources (including whether the work will be conducted internally or externally), and the existence and timing of either Parties’ development programs for Small Molecules aimed at the same Program Target taking place outside the Parties’ collaborative efforts.

(ii)                                  Notwithstanding anything to the contrary in Section 5.2.1, except in extraordinary circumstances as determined by the Joint Development Committee, the Post-POC Development Lead for a particular JDC in a particular indication will also be the global Regulatory Lead for all activities relating to that JDC in that indication. It is the understanding of the

Parties that the term Regulatory Lead has the meaning set forth in Article 5 of this Agreement. For the avoidance of doubt, the final decision making authority for the Post-POC Development Lead with respect to development matters does not mean that such Party shall have final decision making authority with respect to regulatory matters.

(iii)                               The Post-POC Development Lead will be permitted to execute against the approved plan and within the budget approved by the Joint Steering Committee, plus the allowable variance from that budget approved by the Joint  Steering Committee at the time of budget approval, for the activities for which the Party has been designated as Post-POC Development Lead. As long as activities are within that range, the “non-lead” Party would have input, but the Post-POC Development Lead would have final decision authority. This right would include, but not be limited to, the right to subcontract activities without the consent of the “non-lead” Party as long as the activities were within the range of expenditures permitted under the approved budget and the arrangements otherwise met the requirements of Section 3.11. Activities that would result in expenditures outside of the permitted range would have to be approved by the Joint Development Committee and the Joint Steering Committee. For avoidance of doubt, as part of the approval of the plan, “non-lead” Party will have the right to approve the key elements of the design of all clinical trials contemplated in the plan and the right to approve any material alterations to those elements.

(c)                                  Notwithstanding anything to the contrary in Article 12, if the Joint Development Committee is unable to agree on which Party will be the Post-POC Development Lead for any set of activities, the dispute will be immediately referred to the Joint Steering Committee for resolution. If the Joint Steering Committee is unable to resolve the dispute within ten (10) working days after such referral, then the chairs of the Joint Steering Committee shall each choose an arbitrator which arbitrators shall then agree on a third arbitrator which will form an arbitration panel of three for arbitration on the sole question of which Party should be the Post-POC Development Lead for the applicable set of activities. The arbitrators will be required to render a decision within three (3) months after submission of the question for decision. In rendering a decision, the arbitrators will only be empowered to select the proposal of one Party or the other in its entirety on the issue(s) submitted for decision (i.e., “baseball style”  arbitration) based on the criteria in Section 3.3.3(b)(i)(3). The arbitrators’ decision (majority rule) will be final and binding on both Parties. The Parties agree to discuss and agree upon the process for selection of the arbitrator and the procedures to be followed in the arbitration within six (6) months after the execution of the Third Amendment to this Agreement.

7.                                       CMC Lead. Section 4.1 of the Collaboration Agreement is deleted in its entirety and replaced with the following:

4.1                                 Clinical Supply. As part of the first Global Development Plan for each Joint Development Compound, the Joint Development Committee shall specify which Party shall be responsible for manufacturing quantities of such compound for use in pre-clinical and clinical trials (the “CMC Lead”). It is expected that only one Party shall be responsible for manufacturing all quantities of a Joint Development Compound and the related Joint Development Product necessary for pre-clinical and clinical studies throughout the Territory. The CMC Lead will be permitted to execute against the approved plan and within the budget approved by the Joint Steering Committee, plus the allowable variance from that budget approved by the Joint  Steering Committee at the time of budget approval, for the activities for which the Party has been designated as CMC Lead. As long as activities are within that range, the “non-lead” Party would have input, but the  CMC Lead would have final decision authority. This right would include, but not be limited to, the right to subcontract activities without the consent of the “non-lead” Party as long as the activities were within the range of expenditures permitted under the approved budget and the arrangements otherwise met the requirements of Section 4.4. Any activities that would result in expenditures outside of the permitted range would have to be approved by the Joint Development Committee and the Joint Steering Committee. The Parties agree that (a) Millennium will be the CMC Lead for [**]; and (b) Aventis will be the CMC Lead for all other JDCs.

8.                                       Regulatory Lead. The phrase “Except as provided in Section 3.3.3(b),” is added to the beginning of the second sentence of Section 5.2.1.

9.                                       Freeze of FTE Rate. Notwithstanding anything to the contrary in Exhibit B to the Collaboration Agreement, the FTE Rate will remain $[**] U.S. per FTE per year until [**]. Thereafter, the FTE Rate will increase by [**] percent ([**]%) per annum to reflect inflation.

The Parties will, no later than [**], commence good faith discussions regarding different ways of calculating the FTE Rate after [**].

10.                                 Change to Roll-In Letter. The phrase “Aventis and Millennium shall each have” at the beginning of Paragraph 3(iii) of the letter agreement between the Parties dated July 27, 2001 is amended to read “Millennium shall have.”

12.                                 Elimination of June 3, 2003 Letter Agreement. The Parties acknowledge that (a) the Program Compound known as [**] (formerly known as [**]) ceased to be part of the Research Program when it was designated as an EDC on June 6, 2005; and (b) none of the other Program Compounds that were Designated Compounds under the terms of the June 3, 2003 letter agreement between the Parties regarding “Addition of Research Rights Relating to Certain Program Compounds” (the “[**] Research Letter”) reached EDC status by July 21, 2005 when the Research Program expired as to those Program Compounds. Therefore, the Parties acknowledge that, except for the obligation to share data from research conducted under the auspices of the [**] Research Letter that was commenced prior to June 6, 2005 with regard to [**] and July 22, 2005 with regard to the other Designated Compounds, the [**]Research Letter is of no further force and effect.

13.                                 Publication Approval Process. The reference in the fifth sentence Section 10.4 of the Collaboration to “sixty (60) days” is amended to read “forty-five (45) days.” Further, the reference in the sixth sentence of Section 10.4 to “ninety (90) days” is amended to read “sixty (60) days.”

14.                                 Changes to Dispute Resolution Provisions. The Parties agree to discuss possible changes in the method of resolving disputes that may arise between the Parties relating to JDCs within three (3) months after the execution of this Third Amendment.

15.                                 Continuing Effect. Except as otherwise specifically set forth herein, all terms and conditions of the Collaboration Agreement remain in full force and effect.

16.                                 Counterparts. This Third Amendment may be executed in one or more counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Third Amendment to be executed as of the date first set forth above.

Millennium Pharmaceuticals, Inc.			Aventis Pharmaceuticals Inc.

By:	/s/	A. Protopapas	By:	/s/	Larry Bangh

Name:		A. Protopapas	Name:		Larry Bangh

Title:	SVP, Corporate Develop.		Title:		Site Director

			By:	/s/	Mark L. Staudenne

			Name:		Mark L. Staudenne

			Title:		V.P. Finance